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Exhibit 99.2

News Release

Corporate Communications

Investors:	Media:
Jeanine Sundt	Janis Smith
Wells Fargo & Co.	Wells Fargo & Co.
(612) 667-9799	(415) 396-7711

WELLS FARGO ANNOUNCES AGREEMENT TO SELL
$3 BILLION OF CONVERTIBLE DEBT SECURITIES DUE 2033

SAN FRANCISCO, April 9, 2003—Wells Fargo & Co. (NYSE: WFC) today announced that it has entered into an agreement, subject to standard closing conditions, for the sale of $3 billion aggregate principal amount of its floating rate convertible debt securities due 2033 ("convertible debt securities"). The convertible debt securities were offered only to qualified institutional buyers at an offering price of $1,000.00 per security. The convertible debt securities will bear interest at a floating rate equal to three-month LIBOR minus 0.25 percent, payable in cash, quarterly in arrears, starting August 1, 2003 until May 1, 2008 and cannot be called or put prior to that date. After May 5, 2008, the convertible debt securities may be called at any time by the company.

        If the price per share of Wells Fargo common stock exceeds $120.00 per share, or approximately 150 percent above Wells Fargo's closing stock price of $47.45 on April 8, 2003, the holders will have the right to convert the convertible debt securities at an initial conversion price of $100.00 per share. After year five, both the contingent conversion trigger price and the conversion price will increase at a rate equal to three-month LIBOR minus 0.25 percent. In addition to the contingent conversion price trigger, the convertible debt securities will be convertible into shares of Wells Fargo common stock (i) if Wells Fargo calls the convertible debt securities for redemption, (ii) if the credit ratings assigned by Standard & Poor's and Moody's are reduced below either A- or A1 or the rating is withdrawn, (iii) if the convertible debt security trades below 98 percent of parity for a period of five consecutive trading days, and (iv) in the event that Wells Fargo takes certain corporate actions. If converted, holders of the securities will receive 10.0 shares per convertible debt security, or an aggregate of 30.0 million shares of Wells Fargo common stock. In addition, if at the time of conversion, the market price of Wells Fargo common stock exceeds the base conversion price then applicable, holders will receive between 10.00 and 21.07 shares of Wells Fargo common stock per convertible debt security as determined pursuant to a specified formula. On May 1, 2008, the number of shares received upon conversion will be fixed at the then effective conversion rate. Wells Fargo may settle any conversions in cash, common stock or any combination thereof.

        Wells Fargo may redeem all or some of the convertible debt securities for cash at any time on or after May 5, 2008, at their accreted principal amount plus accrued and unpaid interest, if any, to the redemption date. On the fifth, tenth, fifteenth, twentieth and twenty-fifth anniversaries of their issuance, if Wells Fargo's common stock is below certain levels, the convertible debt securities will no longer be convertible and the yield will be reset annually through a remarketing.

        Wells Fargo has granted the initial purchasers an option to purchase, within 13 days of the date of original issuance, an additional $450 million of the convertible debt securities. Wells Fargo will use the net proceeds from the sale of the convertible debt securities for general corporate purposes, including to fund possible repurchases of its debt and equity securities.

        Neither the convertible debt securities nor the shares of common stock issuable upon conversion have been registered under the Securities Act of 1933 or any state securities laws, and until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

        This press release contains forward-looking statements about Wells Fargo's agreement to sell convertible debt securities and its expectations about the use of funds from that sale. A number of factors could cause actual events to vary. Refer to Wells Fargo's reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission for a description of some of these factors.

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  Exhibit 99.2